UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 9, 2018

DCP MIDSTREAM, LP

(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

370 17th Street, Suite 2500

Denver, Colorado 80202

(Address of principal executive offices) (Zip Code)

(303) 595-3331

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry in Material Definitive Agreement.

On May 9, 2018, DCP Midstream, LP (the “Partnership”), DCP Midstream GP, LP and DCP Midstream GP, LLC (collectively, the “Partnership Entities”) entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), providing for the issuance and sale by the Partnership, and the purchase by the Underwriters, of 6,000,000 of the Partnership’s 7.875% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Firm Units”) representing limited partnership interests in the Partnership (the “Series B Preferred Units”) at a price to the public of $25.00 per Series B Preferred Unit (the “Offering”). Pursuant to the Underwriting Agreement, the Partnership granted the Underwriters a 30-day option to purchase an additional 900,000 Series B Preferred Units on the same terms and conditions as the Firm Units.

The Offering was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-221419) filed with the Securities and Exchange Commission (the “Commission”) on November 8, 2017, as supplemented by a prospectus supplement, filed with the Commission on May 10, 2018, pursuant to Rule 424(b)(5) of the Securities Act.

The Offering closed on May 11, 2018. The Partnership received net proceeds from the Offering of approximately $143.9 million, after deducting underwriting discounts and estimated offering expenses payable by the Partnership. The Partnership intends to use the net proceeds from the Offering for general partnership purposes, including funding capital expenditures and the repayment of outstanding indebtedness under its revolving credit facility.

Pursuant to the Underwriting Agreement, the Partnership Entities have agreed, among other things, to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Affiliates of certain of the Underwriters are lenders under the Partnership’s revolving credit facility. To the extent the Partnership uses proceeds from the Offering to repay indebtedness under its revolving credit facility, such affiliates may receive a portion of the net proceeds from the Offering.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 is incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 11, 2018, the Partnership issued 6,000,000 of its Series B Preferred Units, at a price to the public of $25.00 per unit, pursuant to the Underwriting Agreement. The Series B Preferred Units entitle their holders to certain rights that are senior to the rights of holders of common units representing limited partner interests in the Partnership (the “Common Units”), such as rights to certain distributions and rights upon liquidation of the Partnership. A form of the unit certificate for the Series B Preferred Units is filed as Exhibit 4.1 hereto.

In connection with the closing of the offering of the Series B Preferred Units on May 11, 2018, the Partnership executed the Third Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) to, among other things, authorize and establish the rights and preferences of the Series B Preferred Units and incorporate prior amendments to the Partnership Agreement.

Series B Preferred Units

The Series B Preferred Units represent perpetual equity interests in the Partnership and, unlike the Partnership’s indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series B Preferred Units are not subject to mandatory redemption or any sinking fund. The Series B Preferred rank senior to the Common Units, the incentive distribution rights and to each other class or series of limited partner interests or other equity securities in the Partnership that may be established after the date hereof that is not expressly made senior to, or on parity with, the Series B Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (the “Junior Securities”). The

Series B Preferred Units will rank pari passu with the Partnership’s 7.375% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units and each class or series of limited partner interests or other equity securities in the Partnership established after the date hereof with terms expressly providing that such class or series ranks on parity with the Series B Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (“Parity Securities”). The Series B Preferred Units will rank junior to (i) each other class or series of limited partner interests or equity securities in the Partnership established after the date hereof with terms expressly made senior to the Series B Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (the “Senior Securities”), and (ii) all of the Partnership’s existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against the Partnership.

Distributions on the Series B Preferred Units will accrue and be cumulative and compounding from the date hereof and will be payable quarterly in arrears on the 15th day of each March, June, September and December, when, as and if declared by the board of directors of DCP Midstream GP, LLC, which is the general partner of the Partnership’s general partner, DCP Midstream GP, LP, out of legally available funds for such purpose. The pro-rated initial distribution on the Series B Preferred Units will be payable on September 15, 2018 in an amount equal to approximately $0.6781 per Series B Preferred Unit. The Partnership will not declare or pay, or set apart for payment, distributions on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative distributions have been, or contemporaneously are being, paid or set apart for payment on all outstanding Series B Preferred Units and any Parity Securities through the most recent respective distribution payment dates. To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the distribution period applicable to the Series B Preferred Units (e.g., monthly rather than quarterly), the general partner may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the general partner expects to have sufficient funds to pay the full distribution in respect of the Series B Preferred Units on the next successive distribution payment date.

The initial distribution rate for the Series B Preferred Units from and including the date hereof to, but not including, June 15, 2023 will be 7.875% per annum of the $25.00 liquidation preference per unit (equal to $1.9688 per unit per annum). On and after June 15, 2023, distributions on the Series B Preferred Units will accumulate for each distribution period at a percentage of the $25.00 liquidation preference equal to an annual floating rate of the then-current three-month LIBOR plus a spread of 4.919%.

At any time prior to June 15, 2023, within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Ratings Event (as defined below), the Partnership may, at its option, redeem the Series B Preferred Units in whole, but not in part, at a redemption price in cash per Series B Preferred Unit equal to $25.50 (102% of the liquidation preference of $25.00), plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date fixed for redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose and will be subject to compliance with the provisions of the Partnership’s outstanding indebtedness. A “Ratings Event” means a change by any Rating Agency (as defined in the Partnership Agreement) to the equity credit criteria of a Rating Agency for securities such as the Series B Preferred Units, as such criteria are in effect as of the date hereof (the “Series B Preferred Current Criteria”), which change results in (i) any shortening of the length of time for which the Series B Preferred Current Criteria are scheduled to be in effect with respect to the Series B Preferred Units, or (ii) a lower Equity Credit being given to the Series B Preferred Units than the Equity Credit that would have been assigned to the Series B Preferred Units by such Rating Agency pursuant to the Series B Preferred Current Criteria. “Equity Credit” for the purposes of the Series B Preferred Units means the dollar amount or percentage in relation to the stated liquidation preference amount of $25.00 per Series B Preferred Unit assigned to the Series B Preferred Units as equity, rather than debt, by a rating agency in evaluating the capital structure of an entity.

At any time on or after June 15, 2023, the Partnership may redeem, in whole or in part, the Series B Preferred Units at a redemption price of $25.00 per Series B Preferred Unit, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. The Partnership must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption. Any such redemption would be effected only out of funds legally available for such purpose and will be subject to compliance with the provisions of the Partnership’s outstanding indebtedness.

Upon the occurrence of a Change of Control Triggering Event (as defined in the Partnership Agreement) of the Partnership, (i) the Partnership may, at its option, redeem the Series B Preferred Units in whole or in part within 120 days after the first date on which such Change of Control Triggering Event occurred, by paying $25.00 per Series B Preferred Unit, plus all accumulated and unpaid distributions to, but not including, the redemption date, whether or not declared; and (ii) each holder of Series B Preferred Units will have the right (unless the Partnership provided notice of its election to redeem such holder’s Series B Preferred Units) to convert some or all of the Series B Preferred Units held by such holder on the Series B Preferred Change of Control Conversion Date (as defined in the Partnership Agreement) into a number of the Partnership’s Common

Units per Series B Preferred Unit, as calculated in accordance with the Partnership Agreement. Any cash payments to holders of Series B Preferred Units will be subject to the limitations contained in the Partnership’s revolving credit facility and in any other agreements governing the Partnership’s indebtedness.

Holders of the Series B Preferred Units generally have no voting rights, except for limited voting rights with respect to (i) potential amendments to the Partnership Agreement that would have a material adverse effect on the terms of the Series B Preferred Units, (ii) the creation or issuance of any Parity Securities if the cumulative distributions on Series B Preferred Units are in arrears, (iii) the creation or issuance of any Senior Securities, or (iv) the making of distributions to the holders of Common Units out of Capital Surplus (as defined in the Partnership Agreement).

The description of the Partnership Agreement contained in this Item 5.03 is qualified in its entirety by reference to the full text of the Partnership Agreement, which is filed as Exhibit 3.1 hereto and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On May 9, 2018, the Partnership issued a press release announcing the pricing of the Series B Preferred Units issued and sold pursuant to the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

The opinions of Holland & Hart LLP relating to the Series B Preferred Units are filed herewith as Exhibits 5.1 and 8.1 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 9, 2018, by and among DCP Midstream, LP, DCP Midstream GP, LP, DCP Midstream GP, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC.

3.1	Third Amended and Restated Agreement of Limited Partnership of DCP Midstream, LP, dated as of May 11, 2018.

4.1	Form of Unit Certificate for 7.875% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units.

5.1	Opinion of Holland & Hart LLP.

8.1	Opinion of Holland & Hart LLP, as to certain tax matters.

23.1	Consent of Holland & Hart LLP (included in Exhibit 5.1).

23.2	Consent of Holland & Hart LLP (included in Exhibit 8.1).

99.1	Press Release, dated May 9, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 11, 2018

DCP MIDSTREAM, LP

By:	DCP MIDSTREAM GP, LP its General Partner

	By:	DCP MIDSTREAM GP, LLC its General Partner

		By:	/s/ Sean P. O’Brien
		Name:	Sean P. O’Brien
		Title:	Group Vice President and Chief Financial Officer